Exhibit 99.1

FOR RELEASE: Thursday, July 26, 2012 at 04:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER AND YEAR ENDED JUNE 30, 2012

Shreveport, La., July 26, 2012 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended June 30, 2012 of $773,000, an increase of $295,000 compared to net income of $478,000 reported for the three months ended June 30, 2011. The Company’s basic and diluted earnings per share were $0.29 and $0.28, respectively, for the quarter ended June 30, 2012, compared to basic and diluted earnings per share of $0.17 for the quarter ended June 30, 2011.

The Company reported net income of $2.8 million for the year ended June 30, 2012, an increase of $905,000 compared to $1.9 million for the year ended June 30, 2011. The Company’s basic and diluted earnings per share were $1.02 and $1.01, respectively, for the year ended June 30, 2012, compared to basic and diluted earnings per share of $0.67 for the year ended June 30, 2011.

The increase in net income for the three months ended June 30, 2012, resulted primarily from a $706,000, or 36.6%, increase in net interest income and a $268,000, or 45.8%, increase in non-interest income. These changes were partially offset by an increase of $321,000, or 18.3%, in non-interest expense, a $272,000 or 289.4% increase in the provision for loan losses and an $86,000, or 46.0%, increase in income tax expense. The increase in net interest income for the three months ended June 30, 2012, was due to an increase of $643,000, or 23.7%, in total interest income primarily as a result of an increase in volume of interest-earning assets, and a decrease of $63,000, or 8.1%, in aggregate interest expense on borrowings and deposits primarily due to an overall decrease in rates paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.76% for the three months ended June 30, 2012, compared to 3.11% for the prior year period. The Company’s net interest margin was 4.08% for the three months ended June 30, 2012, compared to 3.60% for the quarter ended June 30, 2011. The increase in average interest rate spread and net interest margin on a comparative quarterly basis was primarily the result of a higher average volume of interest earnings assets and a decrease of 52 basis points in average rate paid on interest-bearing liabilities for the quarter ended June 30, 2012 compared to the prior year period.

The increase in net income for the year ended June 30, 2012, resulted primarily from a $2.6 million, or 36.0%, increase in net interest income and a $694,000, or 26.4%, increase in non-interest income. These changes were partially offset by a $1.7 million, or 25.5%, increase in non-interest expense, a $189,000, or 20.1%, increase in income taxes and a $503,000, or 142.5%, increase in the provision for loan losses. Similar to the increase for the quarter ended June 30, 2012, the increase in net interest income for the year ended June 30, 2012 was primarily due to an increase in total interest income as a result of an increase in the volume of interest-earning assets and a decrease in interest expense on borrowings and deposits due to an overall decline in the average cost of funds.  The Company’s average interest rate spread was 3.62% for the year ended June 30, 2012, compared to 3.09% for the year ended June 30, 2011. The Company’s net interest margin was 4.00% for the year ended June 30, 2012, compared to 3.60% for the year ended June 30, 2011.  The increase in average interest rate spread and net-interest margin for the year ended June 30, 2012 compared to 2011 was primarily due to a $44.4 million increase in average balance of interest-earning assets and a decrease of 49 basis points in average rate paid on interest-bearing liabilities.

The following tables set forth the Company’s average balance and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	June 30, 2012		June 30, 2011
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$176,534	6.32%	$127,135	6.63%
Investment securities	69,248	3.25	80,442	2.98
Interest-earning deposits	12,598	0.06	6,639	0.23
Total interest-earning assets	$258,380	5.19%	$214,216	5.06%

Interest-bearing liabilities:
Savings accounts	$6,842	0.64%	$6,789	0.38%
NOW accounts	16,641	0.72	14,072	0.71
Money market accounts	47,199	0.40	30,706	0.90
Certificates of deposit	106,561	1.93	82,487	2.35
Total interest-bearing deposits	177,243	1.36	134,054	1.74
FHLB advances	24,080	1.91	26,578	2.95
Total interest-bearing liabilities	$201,323	1.43%	$160,631	1.95%

	For the Year Ended
	June 30, 2012		June 30, 2011
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$156,759	6.50%	$115,505	6.62%
Investment securities	76,310	3.31	67,024	3.92
Interest-earning deposits	8,674	0.14	14,793	0.16
Total interest-earning assets	$241,743	5.26%	$197,322	5.22%

Interest-bearing liabilities:
Savings accounts	$6,600	0.59%	$6,125	0.41%
NOW accounts	16,854	0.71	10,384	0.63
Money market accounts	39,044	0.55	27,542	0.94
Certificates of deposit	97,838	2.13	78,971	2.44
Total interest-bearing deposits	160,336	1.54	123,022	1.85
FHLB advances	25,492	2.31	26,630	3.41
Total interest-bearing liabilities	$185,828	1.64%	$149,652	2.13%

The $268,000 increase in non-interest income for the quarter ended June 30, 2012, compared to the prior year quarterly period was primarily due to an increase of $176,000 and $18,000, respectively, in gain on loans held for sale and gain on sale of investments, in addition to increases of $21,000 and $53,000, respectively, in income from bank owned life insurance and other non-interest income. The $694,000 increase in non-interest income for the year ended June 30, 2012, compared to the prior year period was primarily due to increases of $558,000 and $179,000, respectively, in gain on loans held for sale and income from bank owned life insurance, partially offset by decreases of $40,000, in gain on sale of investments and $3,000 in other non-interest income. The Company sells most of its fixed rate mortgage loan originations other than those loans selected for portfolio. The increases in non-interest expense for the quarter and year ended June 30, 2012 compared to 2011 were primarily due to increases in compensation and benefits expense of $287,000 and $1.0 million, respectively, due in part to increasing loan volume and related commissions to commercial and residential loan officers during fiscal 2012, as well as increases of $36,000 and $203,000, respectively, in occupancy and equipment expense, $8,000 and $26,000, respectively, in advertising expense, $12,000 and $112,000, respectively, in data processing costs, and $1,000 and $222,000, respectively, in legal expenses. The $366,000 provision for loan losses during the three months ended June 30, 2012, an increase of $272,000 over the prior year three month period, reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans. For the year ended June 30, 2012, the provision for loan losses increased $503,000 over the prior year period for a total provision of $856,000.

At June 30, 2012, the Company reported total assets of $296.2 million, an increase of $62.9 million, or 26.9%, compared to total assets of $233.3 million at June 30, 2011.  The increase in assets was comprised primarily of increases in net loans receivable of $42.9 million, or 34.2%, from $125.4 million at June 30, 2011, to $168.3 million at June 30, 2012, loans held-for-sale of $4.5 million, or 67.7%, from $6.7 million at June 30, 2011 to $11.2 million at June 30, 2012, and an increase in cash and cash equivalents of $25.3 million, from $9.6 million at June 30, 2011 to $34.9 million at June 30, 2012, partially offset by a decrease in investment securities of $11.0 million, or 13.6%, from $80.8 million at June 30, 2011 to $69.8 million at June 30, 2012. The increase in loans held-for-sale primarily reflects an increase in residential mortgage loan originations during the year ended June 30, 2012.  In addition, a slight increase at year end in receivables from financial institutions purchasing the Company’s loans held-for-sale contributed to this increase. The increase in cash and cash equivalents was due to a non-recurring deposit in the fourth quarter which had a balance of approximately $31.7 million at June 30, 2012.  The deposit was short-term in nature and has been withdrawn as of the date hereof.  The decrease in investment securities was due to sales and principal repayments during the year ended June 30, 2012.  During the quarter ended June 30, 2012, $3.6 million of mortgage-backed securities designated as held-to-maturity were transferred to the investment securities available for sale category in anticipation of their sale. The gross unrealized gains on these securities at June 30, 2012 were $155,000.

The following table shows total loans originated and sold during the periods indicated. . Included in the $39.6 million of construction loan originations for the year ended June 30, 2012 are approximately $27.1 million of one-to-four-family residential construction loans and $12.5 million of commercial and multi-family construction loans.

	Year Ended June 30,
	2012	2011	% Change
Loan originations:	(In thousands)
One- to four-family residential	$163,326	$122,981	32.8%
Commercial — real estate secured (owner occupied and non-owner occupied)	13,195	20,575	(35.9)%
Multi-family residential	4,751	3,964	19.9%
Commercial business	14,145	14,034	0.8%
Land	7,596	6,400	18.7%
Construction	39,608	15,367	157.7%
Home equity loans and lines of credit and other consumer	9,309	10,688	(12.9)%
Total loan originations	251,930	194,009	29.9%
Loans sold	(119,969)	(116,503)	3.0%

Total deposits increased $67.8 million, or 44.1%, to $221.4 million at June 30, 2012, compared to $153.6 million at June 30, 2011. During the quarter ended March 31, 2012, the Company began to utilize brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank’s overall cost of funds. The brokered certificates of deposit are callable by Home Federal Bank after twelve months. At June 30, 2012, the Company had $10.4 million in brokered deposits. Advances from the Federal Home Loan Bank of Dallas decreased $3.4 million, or 12.7%, to $23.5 million at June 30, 2012, from $26.9 million at June 30, 2011.  At June 30, 2012, the Company had $14,000 of non-performing assets compared to $114,000 of non-performing assets, or 0.05% of total assets, at June 30, 2011, consisting of single-family residential loans at both periods.

Shareholders’ equity decreased $1.3 million, or 2.5%, to $49.9 million at June 30, 2012, from $51.2 million at June 30, 2011.  The primary reasons for the decrease in shareholders’ equity from June 30, 2011, were the acquisition of treasury stock of $2.7 million, the acquisition of common stock for the company’s recognition and retention plan trust in the amount of $1.1 million, dividends paid of $727,000 and a decrease in the Company’s accumulated other comprehensive income of $54,000. These decreases in shareholders’ equity were partially offset by net income of $2.8 million for the year ended June 30, 2012, proceeds from the issuance of common stock from the exercise of stock options of $201,000 and the vesting of restricted stock awards, stock options and release of employee stock ownership plan shares totaling $242,000.

The Company repurchased 93,895 shares of its common stock during the fourth quarter of 2012 at an average price per share of $14.73 under the share repurchase program announced in February 2012. The repurchase program covered up to 305,000 shares, or approximately 10%, of the Company’s outstanding common stock. As of June 30, 2012, there were 125,949 shares remaining for repurchase under the program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	June 30,
	2012	2011
ASSETS	(Unaudited)

Cash and cash equivalents	$34,863	$9,599
Securities available for sale at fair value	68,426	75,039
Securities held to maturity (fair value June 30, 2012: $1,381; June 30, 2011: $5,638)	1,381	5,725
Loans held-for-sale	11,157	6,653
Loans receivable, net of allowance for loan losses (June 30, 2012: $1,698; June 30, 2011: $842)	168,263	125,371
Other assets	12,093	10,933

Total assets	$296,183	$233,320

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$221,436	$153,616
Advances from the Federal Home Loan Bank of Dallas	23,469	26,891
Other liabilities	1,390	1,630

Total liabilities	246,295	182,137

Shareholders’ equity	49,888	51,183

Total liabilities and shareholders’ equity	$296,183	$233,320

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Interest income
Loans, including fees	$2,788	$2,108	$10,181	$7,647
Mortgage-backed securities	563	598	2,433	2,474
Other interest-earning assets	2	4	108	176
Total interest income	3,353	2,710	12,722	10,297
Interest expense
Deposits	603	584	2,461	2,279
Federal Home Loan Bank borrowings	115	197	589	907
Total interest expense	718	781	3,050	3,186
Net interest income	2,635	1,929	9,672	7,111
Provision for loan losses	366	94	856	353
Net interest income after provision for loan losses	2,269	1,835	8,816	6,758

Non-interest income
Gain on sale of loans	589	413	2,353	1,795
Gain on sale of securities	108	90	362	402
Income on Bank Owned Life Insurance	47	26	205	26
Other income	109	56	404	407

Total non-interest income	853	585	3,324	2,630

Non-interest expense
Compensation and benefits	1,328	1,041	5,086	4,068
Occupancy and equipment	194	158	753	550
Franchise and bank shares tax	87	89	318	248
Advertising	75	67	282	256
Data processing	100	88	345	233
Audit and examination fees	49	60	266	257
Legal fees	71	70	387	165
Loan and collection expense	28	27	145	133
Deposit insurance premiums	30	28	113	117
Other expenses	114	127	475	485

Total non-interest expense	2,076	1,755	8,170	6,512

Income before income taxes	1,046	665	3,970	2,876
Provision for income tax expense	273	187	1,127	938

NET INCOME	$773	$478	$2,843	$1,938

EARNINGS PER SHARE
Basic	$0.29	$0.17	$1.02	$0.67
Diluted	$0.28	$0.17	$1.01	$0.67

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.76%	3.11%	3.62%	3.09%
Net interest margin	4.08%	3.60%	4.00%	3.60%
Return on average assets	1.13%	0.84%	1.11%	0.93%
Return on average equity	6.19%	3.81%	5.62%	4.47%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	* %	0.05%	* %	0.05%
Allowance for loan losses as a percent of non-performing loans	12,128.57%	738.60%	12,128.57%	738.60%
Allowance for loan losses as a percent of total loans receivable	1.00%	0.67%	1.00%	0.67%

Per Share Data:
Shares outstanding at period end	2,877,032	3,045,829	2,877,032	3,045,829
Weighted average shares outstanding:
Basic	2,683,551	2,853,803	2,799,945	2,903,578
Diluted	2,722,588	2,858,420	2,818,075	2,908,195
Tangible book value at period end	$17.34	$16.80	$17.34	$16.80
____________
*      Not meaningful
(1)      Ratios for the three month periods are annualized.
(2)      Asset quality ratios are end of period ratios.

CONTACT:	Daniel R. Herndon President and Chief Executive Officer James R. Barlow Executive Vice President and Chief Operating Officer (318) 222-1145